                                                                      EXHIBIT 12


                                COTTER & COMPANY

          STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
                       TO FIXED CHARGES OF THE COMPANY
    FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
        AND FOR THE FISCAL YEARS ENDED 1994, 1993, 1992, 1991 AND 1990

                                (000'S OMITTED)

                                        3RD QUARTER                                   YEAR-END
                                     -----------------         -------------------------------------------------------
                                     1995         1994         1994        1993         1992         1991         1990
                                     ----         ----         ----        ----         ----         ----         ----
NET EARNINGS AFTER TAX            $34,591      $44,081      $60,318      $57,023      $60,629      $59,425      $54,847

ADD: TAX PROVISION                    360          428        1,163        2,582          389          153            0
                                  -------      -------      -------      -------      -------      -------      -------
PRETAX INCOME                      34,951       44,509       61,481       59,605       61,018       59,578       54,847
                                  -------      -------      -------      -------      -------      -------      -------
ADD: FIXED CHARGES

   INTEREST PAID TO MEMBERS        22,838       17,180       22,894       24,458       25,716       26,006       24,083
   OTHER INTEREST PAID              7,362        5,715        7,493        7,429        7,273        2,466        2,721
                                  -------      -------      -------      -------      -------      -------      -------
   TOTAL INTEREST EXPENSE          30,200       22,895       30,387       31,887       32,989       28,472       26,804
                                  -------      -------      -------      -------      -------      -------      -------
   RENTAL EXPENSES                  7,284        6,679        9,098        7,536        6,850        5,583        6,471
   % OF RENTAL EXPENSES            33.33%       33.33%       33.33%       33.33%       33.33%       33.33%       33.33%
                                  -------      -------      -------      -------      -------      -------      -------
   APPLICABLE RENTAL EXPENSES       2,428        2,226        3,033        2,512        2,283        1,861        2,157
                                  -------      -------      -------      -------      -------      -------      -------
   TOTAL FIXED CHARGES             32,628       25,121       33,420       34,399       35,272       30,333       28,961
                                  -------      -------      -------      -------      -------      -------      -------
PRETAX EARNINGS BEFORE
   FIXED CHARGES                  $67,579      $69,630      $94,901      $94,004      $96,290      $89,911      $83,808
                                  =======      =======      =======      =======      =======      =======      =======
PRETAX EARNINGS
RATIO TO FIXED CHARGES               2.07         2.77         2.84         2.73         2.73         2.96         2.89
                                  =======      =======      =======      =======      =======      =======      =======
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